                                              Supplement to Prospectus Dated May 1, 2004
                                                    Supplement dated March 28, 2005

This supplement  applies to the following  variable annuity products issued by American Skandia Life Assurance  Corporation  ("American
Skandia"):  American Skandia Advisor Plan III,  Stagecoach  Advisor Plan III, American Skandia XTra Credit SIX,  Stagecoach XTra Credit
SIX,  American  Skandia  LifeVest(R)II, American Skandia APEX II,  Stagecoach APEX II, Advisors Choice(R)2000,  American Skandia Variable
Immediate Annuity and American Skandia Variable Adjustable Immediate Annuity.

This  Supplement  should be read and retained with the current  Prospectus for your annuity  contract  issued by American  Skandia Life
Assurance  Corporation  ("American  Skandia").  This  Supplement is intended to update certain  information in the May, 2004 Prospectus and  Statement of  Additional  Information  for the variable  annuity you own, and is not intended to be a prospectus  or offer for any other  variable  annuity  listed here that you do not own. If you would like another copy of the current  Prospectus  or a Statement of
Additional Information, please contact American Skandia at 1-800-766-4530.

Evergreen VA Special Equity Fund

This  supplement  reflects the merger of the Evergreen VA Special Equity Fund  ("Evergreen  Special Equity Fund") into the Evergreen VA
Growth Fund ("Evergreen Growth Fund").

      All Account Value allocated to the Evergreen  Special Equity Fund  Sub-account is invested in the Evergreen  Special Equity Fund.
The Board of Trustees of the Evergreen  Special  Equity Fund recently  approved a proposal to merge the Evergreen  Special  Equity Fund into the Evergreen Growth Fund (the "successor  fund"),  subject to shareholder  approval.  If the shareholders of the Fund approve the proposal,  all of the assets of the Evergreen  Special Equity Fund will be transferred to Evergreen Growth Fund and shareholders of the
Evergreen  Special Equity Fund will receive  shares of the Evergreen  Growth Fund in exchange for their  Evergreen  Special Equity Fund shares.  If approved,  the merger will take place on or about April 15, 2005 ("merger date").  As a result,  at the time of the merger, the name of the  Sub-account  will change from  Evergreen VA Special  Equity  Sub-account  to Evergreen VA Growth  Sub-account  and the
Sub-account  will invest  exclusively  in the Evergreen  Growth Fund rather than the Evergreen  Special  Equity Fund. In addition,  the
Unit  Price of the  Sub-account's  units  will be reset at $10.00  per unit on the date of the  merger  and the number of units will be recalculated to reflect the reset in the Unit Price.  Your Account Value will not be affected by the changes in the Sub-account.

The table below  contains  annual  expenses for the successor  portfolio.  The annual  operating  expenses shown are as of December 31,
2003.

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                                           UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                               (as a percentage of the average net assets of the underlying Portfolios)
---------------------------------------------------------------------------------------------------------------------------------------
----------------------------------------- --------------- --------------- ------------- -------------- ----------------- --------------

                                            Management        Other        12b-1 Fees   Total Annual     Fee Waivers     Net Annual
          UNDERLYING PORTFOLIO                 Fees          Expenses                     Portfolio      and Expense      Portfolio
                                                                                          Operating     Reimbursement     Operating
                                                                                          Expenses                        Expenses
----------------------------------------- --------------- --------------- ------------- -------------- ----------------- --------------
----------------------------------------- --------------- --------------- ------------- -------------- ----------------- --------------
Evergreen Variable Annuity Trust:
----------------------------------------- --------------- --------------- ------------- -------------- ----------------- --------------
----------------------------------------- --------------- --------------- ------------- -------------- ----------------- --------------
  Evergreen VA Growth                          0.70%          0.38%           0.00%          1.08%           0.00%            1.08%
----------------------------------------- --------------- --------------- ------------- -------------- ----------------- --------------

The following description of the principal investment objectives of the Evergreen Growth Fund are effective as of the merger date.
You should read carefully the Prospectus for the Evergreen Growth Fund.

---------------- -------------------------------------------------------------------------------------------------- ----------------
     STYLE/                                       INVESTMENT OBJECTIVES/POLICIES                                       PORTFOLIO
      TYPE                                                                                                             ADVISOR/
                                                                                                                      SUB-ADVISOR
---------------- -------------------------------------------------------------------------------------------------- ----------------
---------------- -------------------------------------------------------------------------------------------------- ----------------
   SMALL CAP     Evergreen VA Growth Fund: seeks long-term  capital growth.  The Fund seeks to achieve its goal by     Evergreen
                 investing at least 75% of its assets in common stocks of small and medium-sized  companies (i.e., companies  whose  market  capitalization  falls within the range  tracked by the Russell  2000(R)
                 Growth  Index,  at the time of  purchase).  The  remaining  portion of the  Fund's  assets may be invested  in  companies  of any size.  In  addition,  the Fund will seek to  maintain  a weighted
    GROWTH       average market  capitalization  that falls within the range of the Russell  2000(R) Growth Index.    Investment
                 The Fund's  adviser  employs a  growth-style  of equity  management  and will purchase  stocks of    Management
                 companies which have demonstrated earnings,  asset values, or growth potential which they believe   Company, LLC
                 are not yet reflected in the stock's market price.
---------------- -------------------------------------------------------------------------------------------------- ----------------

                                              American Skandia Life Assurance Corporation
                                                    A Prudential Financial Company
                                                          One Corporate Drive
                                                      Shelton, Connecticut 06484
                                                            1-800-454-1273